Exhibit 99.T3E-16

Request for information from Allowed Class 3 Claimholders

regarding

Chapter 11 Plan of Reorganization

Jointly Proposed

by

UPC Polska, LLC, UPC Polska Finance, Inc. and UnitedGlobalCom, Inc.

UPC Polska, LLC $252,000,000 14½% Senior Discount Notes due 2008 (CUSIP 045920AB1)

UPC Polska, LLC $256,800,000 14½% Senior Discount Notes due 2009  (CUSIP 045920AF2)

UPC Polska, LLC $36,001,321 Series C Senior Discount Notes due 2008  (CUSIP 045920AE5)

January 22, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed herewith for your information and forwarding to your clients are two documents:

1.   Letter to Allowed Class 3 Claim Holders, and

2.   Qualified Institutional Buyer Certification Letter to be completed by your clients.

We urge you to contact your clients as promptly as possible. We are requesting that they provide us with the Qualified Institutional Buyer Certification Letter by Thursday, January 29, 2004.  In order for Allowed Class 3 Holders that are Qualified Institutional Buyer (“QIB”), as such term is defined in Rule 144A(a)(1) of the Rules and Regulations of the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, to receive notes that are PORTAL eligible, the enclosed certifications (or photocopies thereof), properly completed and duly executed should be received by Bankruptcy Services, LLC on or prior Thursday, January 29, 2004.  Reference is made to the Second Amended Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, LLC (f/k/a UPC Polska, Inc.), UPC Finance, Inc. and UnitedGlobalCom, Inc. (the “Plan”) in connection with the reorganization proceeding commenced by UPC Polska, LLC, as debtor, in the United States Bankruptcy Court for the Southern District of New York and captioned In re UPC Polska, Inc., Debtor (Case No. 03-14358 (BRL)).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

None of UPC Polska, LLC, UPC Polska Finance, Inc. or UnitedGlobalCom, Inc. will pay any fees or commissions to any broker, dealer or other person in connection with the exchange required under the Plan.  UPC Polska, LLC will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.  Requests for copies of the enclosed materials and inquiries you may have with respect to the Plan should be addressed to Bankruptcy Services, LLC, telephone number 1-888-498-7765.  Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of UPC Polska, LLC, UPC Polska Finance, Inc. or UnitedGlobalCom, Inc. or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Plan other than the enclosed documents and the statements contained therein.